LEATT CORPORATION

2011 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK GRANT

Capitalized but otherwise undefined terms in this Notice of Restricted Stock Grant and the attached Restricted Stock Grant Agreement shall have the same defined meanings as in the Leatt Corporation Amended and Restated 2011 Equity Incentive Plan, as amended (the "Plan").

Grantee Name: Dr Christopher James Leatt

Address: Middleburg Farm, Blaauwklippen Road, Stellenbosch, 7600

You have been granted Restricted Stock subject to the terms and conditions of the Plan and the attached Restricted Stock Grant Agreement, as follows:

Date of Grant:	December 22, 2023
Vesting Commencement Date:	December 22, 2023
Total Number of Shares Granted:	51,000 Shares of Common Stock, par value $0.001
Agreement Date:	December 22, 2023
Vesting Schedule:

2,250 Restricted Stock shall be fully vested on the Vesting Commencement Date; 5,000 shall vest on December 22, 2024; 8,750 Restricted Stock shall vest on December 22, 2025; 10,000 Restricted Stock shall vest on December 22,
2026; 12,500 Restricted Stock shall vest on December 22, 2027; and lastly 12,500 Restricted Stock shall vest on December 22, 2028, provided, however, that one hundred percent (100%) of Grantee’s nonvested Restricted Stock shall become fully vested upon a Change of Control (as defined in the Agreement).

LEATT CORPORATION

2011 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

RESTRICTED STOCK GRANT AGREEMENT

This RESTRICTED STOCK GRANT AGREEMENT ("Agreement"), dated as of the Agreement Date specified on the Notice of Restricted Stock Grant is made by and between LEATT CORPORATION, a Nevada corporation (the "Company"), and the grantee named in the Notice of Restricted Stock Grant (the "Grantee," which term as used herein shall be deemed to include any successor to Grantee by will or by the laws of descent and distribution, unless the context shall otherwise require).

BACKGROUND

Pursuant to the Company's 2011 Amended and Restated Equity Incentive Plan, as amended (the "Plan"), the Company, acting through the Administrator, approved the issuance to Grantee, effective as of the date set forth above, of an award of the number of Restricted Stock as is set forth in the attached Notice of Restricted Stock Grant (which is expressly incorporated herein and made a part hereof, the "Notice of Restricted Stock Grant") upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual premises and undertakings hereinafter set forth, the parties hereto agree as follows:

1. Grant of Restricted Stock. The Company hereby grants to Grantee, and Grantee hereby accepts the number of Restricted Stock set forth in the Notice of Restricted Stock Grant.

2. Shareholder Rights.

(a) Voting Rights. Until such time as all or any part of the Restricted Stock are forfeited to the Company under this Agreement, if ever, Grantee (or any successor in interest) shall have the rights of a Shareholder, including voting rights, with respect to the Restricted Stock subject, however, to the transfer or any other restrictions set forth in the Plan.

(b) Dividends and Other Distributions. During the Period of Restriction, Participants holding Restricted Stock shall be entitled to all regular cash dividends or other distributions paid with respect to all Shares while they are so held. If any such dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid.

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3. Vesting of Restricted Stock.

(a) The Restricted Stock shall be restricted and subject to forfeiture until vested. The Restricted Stock which have vested and are no longer subject to forfeiture are sometimes referred to as "Vested Shares." All Restricted Stock which have not become Vested Shares are hereinafter sometimes referred to as "Nonvested Shares."

(b) Except as otherwise provided in this section, Restricted Stock shall vest and become nonforfeitable in accordance with the vesting schedule contained in the Notice of Restricted Stock Grant, except that 100% of Grantee's Nonvested Shares shall become fully vested upon a Change of Control.

(c) Definitions. Terms used in this section shall have the following meanings:

(i) "Cause" has the meaning ascribed to such term or words of similar import in Grantee's written employment or service agreement with the Company or any subsidiary and, in the absence of such agreement or definition, means Grantee's (i) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company or its subsidiaries, or any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with Grantee's duties or willful failure to perform Grantee's responsibilities in the best interests of the Company or its subsidiaries; (v) illegal use or distribution of drugs; (vi) violation of any rule, regulation, procedure or policy of the Company or its subsidiaries; or (vii) breach of any provision of any employment or service agreement, non-disclosure, non-competition, non- solicitation or other similar agreement executed by Grantee for the benefit of the Company or its subsidiaries, all as determined by the Board, which determination will be conclusive.

(ii) "Change of Control" means the occurrence of any one of the following events: (A) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Company's securities representing more than 50% of the combined voting power of the Company is acquired by any "person" as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company); (B) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation; or (C) the sale or other disposition of all or substantially all of the Company's assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition.

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(iii) "Retirement" means Grantee's retirement from Company employ at age 65 as determined in accordance with the policies of the Company or its subsidiaries in good faith by the Board, which determination will be final and binding on all parties concerned.

(d) Unvested Shares may not be sold, transferred, assigned, pledged, or otherwise disposed of, directly or indirectly, whether by operation of law or otherwise. The restrictions set forth in this Section 3(d) shall terminate upon a Change of Control.

4. Forfeiture of Nonvested Shares. Except as provided herein, if Grantee's service with the Company ceases for any reason other than Grantee's (a) death, (b) Disability, (c) Retirement, or (d) termination by the Company without cause, any Nonvested Shares shall be automatically forfeited to the Company.

(a) Legend. Each certificate representing Restricted Stock granted pursuant to the Notice of Restricted Stock Grant may bear a legend substantially as follows:

"THE SALE OR OTHER TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE LEATT CORPORATION AMENDED AND RESTATED 2011 EQUITY INCENTIVE PLAN AND IN A RESTRICTED STOCK GRANT AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM LEATT CORPORATION."

(b) Escrow of Nonvested Shares. The Company shall have the right to retain the certificates representing Nonvested Shares in the Company's possession until such time as all restrictions applicable to such Shares have been satisfied.

(c) Removal of Restrictions. The Participant shall be entitled to have the legend removed from certificates representing Vested Shares.

5. Recapitalizations, Exchanges, Mergers, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or successor of the Company which may be issued in respect of, in exchange for, or in substitution for the Restricted Stock by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise which does not terminate this Agreement. Except as otherwise provided herein, this Agreement is not intended to confer rights upon any other person except the parties hereto any rights or remedies hereunder.

6. Grantee Representations. Grantee represents to the Company the following:

(a) Restrictions on Transfer. Grantee acknowledges that the Restricted Stock to be issued to Grantee must be held indefinitely unless subsequently registered and qualified under the Securities Act or unless an exemption from registration and qualification is otherwise available. In addition, Grantee understands that the certificate representing the Restricted Stock will be imprinted with a legend which prohibits the transfer of such Restricted Stock and qualified or such registration and qualification are not required in the opinion of counsel unless they are sold in a transaction in compliance with the Securities Act or are registered acceptable to the Company.

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(b) Relationship to the Company; Experience. Grantee either has a preexisting business or personal relationship with the Company or any of its officers, directors or controlling persons or, by reason of Grantee's business or financial experience or the business or financial experience of Grantee's personal representative(s), if any, who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent, directly or indirectly, has the capacity to protect Grantee's own interests in connection with Grantee's acquisition of the Restricted Stock to be issued to Grantee hereunder. Grantee and/or Grantee's personal representative(s) have such knowledge and experience in financial, tax and business matters to enable Grantee and/or them to utilize the information made available to Grantee and/or them in connection with the acquisition of the Restricted Stock to evaluate the merits and risks of the prospective investment and to make an informed investment decision with respect thereto.

(c) Grantee's Liquidity. In reaching the decision to invest in the Restricted Stock, Grantee has carefully evaluated Grantee's financial resources and investment position and the risks associated with this investment, and Grantee acknowledges that Grantee is able to bear the economic risks of the investment. Grantee (i) has adequate means of providing for Grantee's current needs and possible personal contingencies, (ii) has no need for liquidity in Grantee's investment, (iii) is able to bear the substantial economic risks of an investment in the Restricted Stock for an indefinite period and (iv) at the present time, can afford a complete loss of such investment. Grantee's commitment to investments which are not readily marketable is not disproportionate to Grantee's net worth and Grantee's investment in the Restricted Stock will not cause Grantee's overall commitment to become excessive.

(d) Access to Data. Grantee acknowledges that during the course of this transaction and before deciding to acquire the Restricted Stock, Grantee has been provided with financial and other written information about the Company. Grantee has been given the opportunity by the Company to obtain any information and ask questions concerning the Company, the Restricted Stock, and Grantee's investment that Grantee felt necessary; and to the extent Grantee availed himself of that opportunity, Grantee has received satisfactory information and answers concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

(e) Risks. Grantee acknowledges and understands that (i) an investment in the Company constitutes a high risk, (ii) the Restricted Stock are highly speculative, and (iii) there can be no assurance as to what investment return, if any, there may be. Grantee is aware that the Company may issue additional securities in the future which could result in the dilution of Grantee's ownership interest in the Company.

(f) Valid Agreement. This Agreement when executed and delivered by Grantee shall constitute a valid and legally binding obligation of Grantee which is enforceable in accordance with its terms.

(g) Residence. The address set forth on the Notice of Restricted Stock Grant is Grantee's current address and accurately sets forth Grantee's place of residence.

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(h) Tax Consequences. Grantee has reviewed with Grantee's own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee's own tax liability that may arise as a result of the transactions contemplated by this Agreement. Grantee understands that Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), taxes as ordinary income the difference between the Grant Date value of the Restricted Stock and the fair market value of the Restricted Stock as of the date any restrictions on the Restricted Stock lapse. Grantee understands that Grantee may elect to be taxed at the time the Restricted Stock is granted rather than when and as the restrictions lapse by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the Grant Date. The form for making this election is attached as Exhibit A hereto. GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE'S SOLE RESPONSIBILITY AND NOT THE COMPANY'S, TO FILE TIMELY ANY ELECTION UNDER SECTION 83(b), EVEN IF GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON GRANTEE'S BEHALF.

7. Tax Withholding. The Company has the power and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Grantee's FICA obligation) required by law to be withheld with respect to the grant and vesting of the Restricted Stock.

8. No Employment Contract Created. The issuance of the Restricted Stock shall not be construed as granting to Grantee any right with respect to continuance of employment or any service with the Company or any of its subsidiaries. The right of the Company or any of its subsidiaries to terminate at will Grantee's employment or terminate Grantee's service at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved, subject to any other written employment or other agreement to which the Company and Grantee may be a party.

9. Interpretation. This Agreement is being issued pursuant to the terms of the Plan and shall in all respects be interpreted in accordance therewith. The Administrator shall interpret and construe this Agreement and the Plan, and any action, decision, interpretation, or determination made in good faith by the Administrator shall be final and binding on the Company and Grantee.

10. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) personally delivered or sent by telecopy, (b) sent by nationally-recognized overnight courier or (c) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows: (i) if to the Grantee, to the address (or telecopy number) set forth on the Notice of Restricted Stock Grant; and (ii) if to the Company, to the attention of the Chief Financial Officer at the address set forth below: Leatt Corporation, 12 Kiepersol Crescent Atlas Gardens, Contermanskloof, Durbanville, 7550, Cape Town, Republic of South Africa or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given (A) when delivered, if personally delivered, or when telecopied, if telecopied, (B) on the first Business Day (as hereinafter defined) after dispatch, if sent by nationally recognized overnight courier and (C) on the fourth Business Day following the date on which the piece of mail containing the communication is posted, if sent by mail. As used herein, "Business Day" means a day that is not a Saturday, Sunday or a day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.

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11. Specific Performance. Grantee expressly agrees that the Company will be irreparably damaged if the provisions of this Agreement and the Plan are not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement or the Plan by Grantee, the Company shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or decree for specific performance, in accordance with the provisions hereof and thereof. The Administrator shall have the power to determine what constitutes a breach or threatened breach of this Agreement or the Plan. Any such determinations shall be final and conclusive and binding upon Grantee.

12. No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

13. Grantee Undertaking. Grantee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on Grantee pursuant to the express provisions of this Agreement.

14. Modification of Rights. The rights of Grantee are subject to modification and termination in certain events as provided in this Agreement and the Plan.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts made and to be wholly performed therein, without giving effect to its conflict of laws principles.

16. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

17. Entire Agreement. This Agreement (including the Notice of Restricted Stock Grant) and the Plan, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all previously written or oral negotiations, commitments, representations and agreements with respect thereto.

18. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

19. WAIVER OF JURY TRIAL. THE GRANTEE HEREBY EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL

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ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Share Grant Agreement as of the date first written above.

LEATT CORPORATION		GRANTEE
By:
Name:	Sean Macdonald	Dr. Christopher James Leatt
Title:	Chief Executive Officer

SPOUSE'S CONSENT TO AGREEMENT

(Required where Grantee resides in a community property state)

I acknowledge that I have read the Agreement and the Plan and that I know and understand the contents of both. I am aware that my spouse has agreed therein to the imposition of certain forfeiture provisions and restrictions on transferability with respect to the Restricted Stock that are the subject of the Agreement, including with respect to my community interest therein, if any, on the occurrence of certain events described in the Agreement. I hereby consent to and approve of the provisions of the Agreement and agree that I will abide by the Agreement and bequeath any interest in the Restricted Stock which represents a community interest of mine to my spouse or to a trust subject to my spouse's control or for my spouse's benefit or the benefit of our children if I predecease him.

Dated: _____________________	____________________________________________
Signature

____________________________________________
Print Name

 Exhibit A

UNITED STATES TAXPAYER ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned United States taxpayer hereby elects, pursuant to Sections 55 and 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer's gross income or alternative minimum taxable income, as the case may be, for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer's receipt of the property described below.

1. The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

	TAXPAYER:	SPOUSE:
NAME:
ADDRESS:
IDENTIFICATION NO.:
TAXABLE YEAR:

2. The property with respect to which the election is made is described as follows: shares (the "Shares") of the Common Stock of Leatt Corporation (the "Company").

3. The date on which the property was transferred is:__________________________,___________..

4. The property is subject to the following restrictions:

The Shares may not be transferred and are subject to forfeiture under the terms of an agreement between the taxpayer and the Company. These restrictions lapse upon the satisfaction of certain conditions contained in such agreement.

5. The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $________________________.

6. The amount (if any) paid for such property is: $________________________.
The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned's receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated:_____________________________,___________	_________________________________________________
Taxpayer

The undersigned spouse of taxpayer joins in this election.

Dated:_____________________________,___________	_________________________________________________
Spouse of Taxpayer